                                                                   Exhibit  (11)

                               ZYCAD CORPORATION
                       COMPUTATION OF NET INCOME PER SHARE
                                 (IN THOUSANDS)
                                   (unaudited)


                                           Three Months Ended  Nine Months Ended
                                             September  30 ,    September 30,
                                           ------------------  -----------------

                                             1995      1994     1995      1994
                                             ----      ----     ----      ----
Weighted average shares outstanding         19,593    18,882    19,319   18,669

Effect of dilutive stock options and
     warrants based on treasury
     stock method                            1,830          0     1,887         0
                                           --------  --------  -------- --------

Average common and common
     equivalent shares                      21,423    18,882    21,206   18,669
                                           --------  --------  -------- --------
                                           --------  --------  -------- --------


Net income                                 $   509   $(2,481)  $ 1,930  $(2,310)
                                           --------  --------  -------- --------
                                           --------  --------  -------- --------

Net income per share                       $   .02   $  (.13)  $   .09  $  (.12)
                                           --------  --------  -------- --------
                                           --------  --------  -------- --------



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